Exhibit 99.1

Apollo Investment Corporation

Reports Financial Results for Quarter Ended June 30, 2012

•	Net investment income per share for the quarter ended June 30, 2012 was $0.20, excluding a one-time $0.01 per share charge,[1] compared to $0.21 for the quarter ended March 31, 2012

•	Net asset value per share at June 30, 2012 was $8.30 compared to $8.55 at March 31, 2012, a 3% decline

•	Declared a dividend of $0.20 per share for the second fiscal quarter of 2013

•	Reduced leverage ratio[2] to 0.53x at June 30, 2012, compared to 0.59x at March 31, 2012

•	Houston-based energy team made four investments during the June quarter

New York, NY — August 8, 2012—Apollo Investment Corporation (NASDAQ: AINV) or the “Company,” “Apollo Investment,” “we,” or “our” today announced financial results for its first fiscal quarter ended June 30, 2012. The Company’s net investment income was $0.20 per share for the quarter ended June 30, 2012, excluding a one-time one cent per share charge1, and net asset value (“NAV”) was $8.30 per share as of June 30, 2012.

Additionally, the Company also announced that its Board of Directors has declared a dividend of $0.20 per share for the second fiscal quarter of 2013, payable on October 4, 2012 to stockholders of record as of September 13, 2012. The specific tax characteristics of this dividend will be reported to stockholders on Form 1099 after the end of the calendar year.

Mr. James Zelter, Apollo Investment Corporation’s Chief Executive Officer, said, “Given our cautious view of the overall market environment, we continued to methodically sell select investments and reduce leverage during our first fiscal quarter without sacrificing net investment income. Looking ahead, we believe that we are very well positioned to take advantage of future market opportunities.”

[1]	The company recognized net $1.1 million, or $0.01 per share, in non-recurring expenses related to the refinancing of its revolving credit facility.
[2]	See supplemental financial information package for leverage ratio definition.

FINANCIAL HIGHLIGHTS FOR THE QUARTER ENDED JUNE 30, 2012:

Select Balance Sheet Data and Other Data

	At 6/30/12	At 3/31/12
Total assets	$2.89 billion	$2.78 billion
Investment portfolio	$2.58 billion	$2.68 billion
Net assets	$1.68 billion	$1.69 billion
Net asset value per share	$8.30	$8.55
Number of portfolio companies	64	62

Portfolio Activity

	For the quarter ended 6/30/12	Fiscal year-to- date through 6/30/12
Investments made during the period	$199 million	$199 million
Number of new portfolio companies invested	10	10

Investments sold or prepaid	$255 million	$255 million
Number of portfolio company exits	8	8

Operating Results (in thousands, except per share)*

	For the quarter ended 6/30/12	Fiscal year-to- date through 6/30/12
Net investment income	$39,802	$39,802
Net investment income per share	$0.20	$0.20
Net realized and unrealized gain (loss) per share	$(0.24)	$(0.24)
Earnings (loss) per share – basic and diluted	$(0.05)	$(0.05)

*	Exclusive of non-recurring expenses related to refinancing of revolving credit facility. During the June quarter, the company recognized net $1.1 million, or $0.01 per share, in non-recurring expenses relating to the refinancing of its revolving credit facility.

CONFERENCE CALL / WEBCAST AT 10:00 AM EDT ON AUGUST 8, 2012

The Company will host a conference call on Wednesday, August 8, 2012 at 10:00 a.m. Eastern Time. All interested parties are welcome to participate in the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call; international callers should dial (973) 633-6740. Participants should reference Apollo Investment Corporation or Conference ID # 99497843 when prompted. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Event Calendar in the Investor Relations section of our website at www.apolloic.com. Following the call you may access a replay of the event either telephonically or via audio webcast. The telephonic replay will be available approximately two hours after the live call and through August 22, 2012 by dialing (800) 585-8367; international callers please dial (404) 537-3406, reference Conference ID # 99497843. A replay of the audio webcast will also be available later that same day. To access the audio webcast please visit the Event Calendar in the Investor Relations section of our website at www.apolloic.com.

SUPPLEMENTAL INFORMATION

The Company provides a supplemental information package to offer more transparency into its financial results and make its reporting more informative and easier to follow. The supplemental package is available in the investor relations section of the Company’s website at www.apolloic.com.

PORTFOLIO AND INVESTMENT ACTIVITY

During the three months ended June 30, 2012, we invested $199 million in 10 new and 3 existing portfolio companies, through a combination of primary and secondary market purchases. This compares to investing $836 million in 9 new and 10 existing portfolio companies for the three months ended June 30, 2011. Investments sold or prepaid during the three months ended June 30, 2012 totaled $255 million versus $733 million for the three months ended June 30, 2011.

At June 30, 2012, our portfolio consisted of 64 portfolio companies and was invested 30% in senior secured loans, 58% in subordinated debt, 1% in preferred equity and 11% in common equity and warrants measured at fair value versus 72 portfolio companies invested 32% in senior secured loans, 57% in subordinated debt, 1% in preferred equity and 10% in common equity and warrants at June 30, 2011.

The weighted average yields on our senior secured loan portfolio, subordinated debt portfolio and total debt portfolio as of June 30, 2012 at our current cost basis were 10.6%, 12.9% and 12.1%, respectively. At June 30, 2011, the yields were 9.2%, 12.3% and 11.1%, respectively.

Since the initial public offering of Apollo Investment in April 2004, and through June 30, 2012, invested capital totaled $9.0 billion in 176 portfolio companies. Over the same period, Apollo Investment completed transactions with more than 100 different financial sponsors.

At June 30, 2012, 64% or $1.5 billion of our income-bearing investment portfolio is fixed rate and 36% or $0.8 billion is floating rate, measured at fair value. On a cost basis, 63% or $1.5 billion of our income-bearing investment portfolio is fixed rate and 37% or $0.9 billion is floating rate. At June 30, 2011, 60% or $1.7 billion of our income-bearing investment portfolio is fixed rate and 40% or $1.1 billion is floating rate. On a cost basis, 61% or $1.7 billion of our income-bearing investment portfolio is fixed rate and 39% or $1.1 billion is floating rate.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share amounts)

	June 30, 2012 (unaudited)	March 31, 2012
Assets
Non-controlled/non-affiliated investments, at fair value (cost—$2,534,935 and $2,642,702, respectively)	$2,353,980	$2,490,672
Controlled investments, at fair value (cost—$258,530 and $208,882, respectively)	225,604	186,408
Cash equivalents, at fair value (cost—$99,990 and $0, respectively)	99,988	—
Cash	1,380	1,665
Foreign currency (cost—$1,104 and $1,013, respectively)	1,422	1,013
Receivable for investments sold	126,018	19,606
Interest receivable	48,811	54,409
Dividends receivable	761	2,898
Miscellaneous income receivable	476	1,150
Prepaid expenses and other assets	27,253	17,442

Total assets	$2,885,693	$2,775,263

Liabilities
Debt	$1,019,887	$1,009,337
Payable for investments and cash equivalents purchased	102,581	—
Dividends payable	40,578	39,409
Management and performance-based incentive fees payable	22,671	24,402
Interest payable	9,852	10,102
Accrued administrative expenses	3,543	3,420
Other liabilities and accrued expenses	3,570	3,362

Total liabilities	$1,202,682	$1,090,032

Net Assets
Common stock, par value $.001 per share, 400,000 and 400,000 common shares authorized, respectively, and 202,891 and 197,043 issued and outstanding, respectively	$203	$197
Paid-in capital in excess of par	2,936,321	2,886,327
Over-distributed net investment income	(36,742)	(34,896)
Accumulated net realized loss	(1,014,270)	(995,426)
Net unrealized depreciation	(202,501)	(170,971)

Total net assets	$1,683,011	$1,685,231

Total liabilities and net assets	$2,885,693	$2,775,263

Net asset value per share	$8.30	$8.55

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)

	Three months ended
	June 30, 2012	June 30, 2011
INVESTMENT INCOME:
From non-controlled/non-affiliated investments:
Interest	$72,637	$81,619
Dividends	1,006	3,195
Other income	4,044	7,275
From non-controlled/affiliated investments:
Interest	—	405
From controlled investments:
Interest	1,278	14
Dividends	1,368	2,084

Total Investment Income	80,333	94,592

EXPENSES:
Management fees	$13,426 *	$15,929
Performance-based incentive fees	9,245 *	8,381
Interest and other debt expenses	15,577	15,951
Administrative services expense	750	887
Other general and administrative expenses	2,603	5,782

Total expenses	41,601	46,930

Net investment income	$38,732	$47,662

REALIZED AND UNREALIZED GAIN (LOSS) FROM INVESTMENTS, CASH EQUIVALENTS AND FOREIGN CURRENCIES:
Net realized loss:
Investments and cash equivalents	$(18,241)	$(44,197)
Foreign currencies	(603)	(1,751)

Net realized loss	(18,844)	(45,948)

Net change in unrealized gain (loss):
Investments and cash equivalents	(39,392)	(2,544)
Foreign currencies	7,862	886

Net change in unrealized loss	(31,530)	(1,658)

Net realized and unrealized loss from investments, cash equivalents and foreign currencies	(50,374)	(47,606)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(11,642)	$56

EARNINGS (LOSS) PER SHARE – BASIC AND DILUTED	$(0.06)	$0.00

*	Net of voluntary fee waiver on proceeds from common shares issued on April 2, 2012. Management and performance-based incentive fees without the waiver would be $13,820 and $9,517, respectively.

About Apollo Investment Corporation

Apollo Investment Corporation (NASDAQ: AINV) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company provides private debt market solutions to middle market companies in the form of senior secured, mezzanine and asset based loans and may also acquire equity interests. The Company seeks to provide private financing solutions for private companies that do not have access to the more traditional providers of credit. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, LLC, a leading global alternative investment manager. For more information, please visit http://www.apolloic.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Contact

Elizabeth Besen

Investor Relations Manager

Apollo Investment Corporation

(212) 822-0625

ebesen@apolloic.com

SOURCE: Apollo Investment Corporation